NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class American Depositary Shares (each representing two Common Shares)and American Depositary Shares (each representing one-half of a Preferred Share)(the "ADSs") of Mechel PAO (the "Company") from listing and registration on the Exchange on January 3, 2023, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the ADSs are no longer suitable for continued listing and trading on the NYSE. The Exchange has determined that the Company's ADSs are not suitable for listing pursuant to Section 802.01D of the NYSE Listed Company Manual in light of the November 7, 2022, announcements by Deutsche Bank, the depositary under the Company's ADR programs, of its intention to terminate the Deposit Agreements for the Company's ADSs effective as of December 7, 2022. On December 6, 2022, the Exchange determined that the ADSs of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the ADSs from listing and registration on the NYSE. The Company was notified on December 6, 2022. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on December 6, 2022. Trading in the ADSs was immediately suspended on December 6, 2022. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange, the determination to delist the ADSs, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.